Putnam RetirementReady Maturity Fund
1/31/07 Semi Annual
Because the electronic format for filing Form NSAR does not
provide adequate space for responding to certain items
correctly, the correct answers are as follows:
72DD1 (000s omitted)
Class A	685
Class B	2
Class C 	*

72DD2 (000s omitted)
Class M	2
Class R	1
Class Y	245

73A1
Class A	1.161
Class B	0.946
Class C	0.963

73A2
Class M	1.019
Class R	1.091
Class Y	1.234

74U1 (000s omitted)
Class A	549
Class B	3
Class C	*

74U2 (000s omitted)
Class M	2
Class R	1
Class Y	170

* Represents less than 1(000s omitted)

74V1
Class A	57.41
Class B	57.45
Class C	57.47

74V2
Class M	57.43
Class R	57.43
Class Y	57.56